     EXHIBIT 99.1

Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318 484-7400

NEWS RELEASE

Investor Contacts:
Cleco Corporation:	Analyst Inquiries:	Media Contact:
Kathleen F. Nolen	Dresner Companies	Cleco Corporation
(318) 484-7687	Kristine Walczak	Susan Broussard
Rodney J. Hamilton	(312) 726-3600	(318) 484-7773
(318) 484-7593		(318) 308-7600

 For Immediate Release

Cleco reaches preliminary settlement with state regulators on pending fuel audit

PINEVILLE, La., July 6, 2004 - Cleco Corp. (NYSE, PCX: CNL) announced today its Cleco Power LLC  subsidiary has reached a preliminary settlement of its pending fuel audit and related issues with the Louisiana Public Service Commission (LPSC) staff and with interveners in the proceeding.  The settlement calls for Cleco Power to refund $16 million to its customers.  The specific method of distribution of the refund is under consideration.

Upon approval of the LPSC and the 27th Judicial District Court of Louisiana, the settlement will resolve the pending audit of Cleco Power's fuel adjustment clause and issues relating to certain trading practices as well as civil litigation with regard to trading practices filed on behalf of Cleco Power's customers.  Subject to receipt of such approvals, Cleco Power agreed as part of the settlement to make certain filings with the LPSC, to adopt a reasonable compliance monitoring program and to review with the LPSC staff its interaffiliate code of conduct.

The trading issues were first reported by Cleco in November 2002 and included transactions between Cleco Power and other Cleco subsidiaries.  In July 2003, Cleco announced its settlement with the Federal Energy Regulatory Commission relating to these activities.

Cleco's 2004 second quarter pre-tax earnings will be reduced by an estimated $10 million due to the settlement, which represents the amount of the customer refund and legal costs associated with the settlement, less amounts previously recorded in conjunction with issues covered by the settlement.

"We are pleased to put this significant regulatory matter behind us," said President and Chief Executive Officer David Eppler.  "Now we can focus our attention toward Cleco's future and our goal of securing reliable, low-cost power for our customers.  Throughout this process we have continued and strengthened our constructive relationship with the LPSC."

Cleco Corp. is an energy services company headquartered in Pineville, La. It operates a regulated electric utility that serves 264,000 customers across Louisiana. Cleco also operates a wholesale energy business that has approximately 2,100 megawatts of generating capacity, including the Perryville plant, a 718-megawatt plant whose sale to a subsidiary of Entergy is pending. For more information about Cleco, visit www.cleco.com.

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